Exhibit 4.10

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

        This Amendment No. 3, dated as of August 15, 2004 (this “Amendment”), to the Rights Agreement, dated as of July 17, 1997, as amended by Amendment No. 1 to Rights Agreement dated as of May 4, 2001 and Amendment to Rights Agreement effective as of June 30, 2000 (as so amended, the “Rights Agreement”), is by and between Valero Energy Corporation, a Delaware corporation (formerly Valero Refining and Marketing Company) (the “Company”) and Computershare Investor Services, LLC (as successor to Harris Trust and Savings Bank), as Rights Agent (the “Rights Agent”).

        WHEREAS, the Company has determined that it is advantageous to adopt a book-entry form of registration for its common stock, par value $.01 per share (“Common Stock”), that permits uncertificated shares of Common Stock, through the Direct Registration System and has done so;

        WHEREAS, the Company considers it advisable to amend the Rights Agreement explicitly to provide for uncertificated shares of Common Stock; and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement to provide for uncertificated shares of Common Stock with associated Rights;

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the Company and the Rights Agent hereby agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2. Amendments to Rights Agreement.

(a)	Section 3(a)(x) of the Rights Agreement is hereby amended to read in its entirety as follows:
“(x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates), or by a current ownership statement issued with respect to uncertificated Common Shares in lieu of such a certificate (an “Ownership Statement”), and not by separate Rights Certificates, and”

(b)	Section 3(b) of the Rights Agreement is hereby amended to read in its entirety as follows:
“(b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates, or Ownership Statements, for Common Shares outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates, or such Ownership Statements, registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any such certificate for Common Shares, or the transfer of any Common Shares covered by such an Ownership Statement, outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented or covered thereby.”

(c)	Section 3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Certificates (or Ownership Statements) for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend substantially as follows:

This [certificate] [statement] also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Valero Energy Corporation (formerly Valero Refining and Marketing Company) and [Harris Trust and Savings Bank] [Computershare Investor Services, LLC (as successor to Harris Trust and Savings Bank)] (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Valero Energy Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this [certificate] [statement]. Valero Energy Corporation will mail to the holder of this [certificate] [statement] a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) may become null and void.

With respect to such certificates, or Ownership Statements, containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates, or covered by such Ownership Statements, shall be evidenced by such certificates, or such Ownership Statements, alone, and the surrender for transfer of any such certificate, or the transfer of any Common Shares covered by such an Ownership Statement, shall also constitute the transfer of the Rights associated with the Common Shares represented or covered thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.”

(d) Section 16(c) of the Rights Agreement is hereby amended to read in its entirety as follows:
“the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares certificate or Ownership Statement made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.”

(e) Exhibit C to the Rights Agreement is hereby replaced by Exhibit C attached to this Amendment.

                   Section 3.            Effect on Rights Agreement. Except as expressly modified by this Amendment, the Rights Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

                   Section 4.            Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

                   Section 5.            Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                   Section 6.            Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                   Section 7.            Descriptive Headings. Descriptive headings used in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.

VALERO ENERGY CORPORATION
By:	/s/ Jay Browning
Jay D. Browning Vice President & Secretary

COMPUTERSHARE INVESTOR SERVICES, LLC
By:	/s/ Keith Bradley
Name:	Keith Bradley
Title:	Vice President

Exhibit C

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED SHARES

        On July 17, 1997, the Board of Directors of Valero Energy Corporation (formerly known as “Valero Refining and Marketing Company,” hereafter the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Preferred Stock, Series I, par value $0.01 per share (the “Preferred Shares”), of the Company at a price of $100.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, as amended (the “Rights Agreement”), between the Company and Computershare Investor Services, LLC (as successor to Harris Trust and Savings Bank), as Rights Agent (the “Rights Agent”).

        Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) have acquired beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by certificates for Common Shares, or by a current ownership statement issued with respect to uncertificated Common Shares in lieu of such a certificate (an “Ownership Statement”), with a copy of this Summary of Rights attached thereto.

        The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates or Ownership Statements for Common Shares issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, or the transfer of any Common Shares covered by an Ownership Statement, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate or covered by such Ownership Statement. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on June 30, 2007 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

        The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

Exhibit C, Page 1 of 2

        Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

        At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 4.1 to a Registration Statement on Form S-8 filed July 21, 1997 (Registration No. 333-31709). Copies of the Rights Agreement and amendments thereto are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is hereby incorporated herein by reference.

Exhibit C, Page 2 of 2